Exhibit 99.1

News Release – May 1, 2014

CubeSmart Reports First Quarter 2014 Results: FFO Per Share Grows 25%; Same-Store NOI Increases 9.0%

MALVERN, PA — (Marketwired) – May 1, 2014 — CubeSmart (NYSE: CUBE) today announced its operating results for the three months ended March 31, 2014.

CubeSmart President and Chief Executive Officer Christopher P. Marr commented, “Our strong performance to start the year was driven by our property portfolio and operating platform maximizing the continued positive trends in self-storage fundamentals and lack of new supply in our markets.  We are pleased with our position entering the busy rental season and confident in continuing to deliver on our internal and external growth expectations.”

Key Highlights for the Quarter

•                  Reported funds from operations (“FFO”) per share, as adjusted, of $0.25, representing a year-over-year increase of 25%.

•                  Increased same-store (346 facilities) net operating income (“NOI”) 9.0% year over year, driven by 7.0% revenue growth and a 3.2% increase in property operating expenses.

•                  Same-store occupancy averaged 89.1% during the quarter, up 400 basis points year-over- year; ended the quarter with same-store occupancy of 89.5%.

•                  Closed on 10 facility acquisitions totaling $103.3 million.

•                  Opened for operation two new properties, a self-storage facility in the Bronx, New York and a mixed-use facility in Malvern, Pennsylvania.

Funds from Operations

FFO, as adjusted, was $35.7 million for the first quarter of 2014, compared with $27.5 million for the first quarter of 2013.  FFO per share, as adjusted, increased 25% to $0.25 for the first quarter of 2014, compared with $0.20 for the same period last year.

Investment Activity

The Company acquired 10 assets for $103.3 million during the three months ended March 31, 2014.  These acquisitions included three assets in Florida, two assets in Maryland and one asset each in Arizona, California, Connecticut, Pennsylvania, and Texas.

The Company opened for operation two new properties at a cost of approximately $41.6 million during the three months ended March 31, 2014.  One self-storage facility is located in the Bronx, New York and the second new property is a mixed-use facility located in Malvern, Pennsylvania that contains rentable self-storage space and office space for the Company’s corporate headquarters.

Subsequent to March 31, 2014, the Company acquired two facilities in New York and one facility each in Texas, Florida and Massachusetts for an aggregate purchase price of $84.0 million.

Third-Party Management

At March 31, 2014, the Company’s third-party management program included 161 facilities totaling 9.8 million square feet.  During the quarter ended March 31, 2014, the Company added three new management contracts to the Company’s third-party management program.

Same-Store Results

The Company’s same-store portfolio at March 31, 2014 represented 346 facilities containing approximately 23.2 million rentable square feet and included approximately 91.0% of the aggregate rentable square feet of the Company’s 378 owned facilities.  These same-store facilities represented approximately 91.1% of property net operating income for the quarter ended March 31, 2014.

Same-store physical occupancy at period end for the first quarter of 2014 was 89.5%, compared with 85.6% for the same quarter of last year.  Same-store total revenues for the first quarter of 2014 increased 7.0%, and same-store operating expenses increased 3.2% from the same quarter in 2013.  Same-store net operating income increased 9.0%, as compared with the same period in 2013.

Operating Results

At March 31, 2014, the Company’s total owned portfolio represented 378 facilities containing 25.5 million rentable square feet and had a physical occupancy of 88.6%.

Total revenues increased $12.6 million and total property operating expenses increased $3.1 million in the first quarter of 2014, as compared with the same period in 2013.  Increases in total revenues are primarily attributable to increased occupancy levels in the same-store portfolio and revenues generated from property acquisitions.  Increases in total property operating expenses are primarily attributable to $2.4 million of increased expenses associated with newly acquired properties as well as increased expenses on the same-store portfolio.  The increases in same-store expenses were primarily associated with snow removal and utilities due to a comparably more severe winter in 2014 than in the prior year.

Interest expense increased from $10.3 million during the three months ended March 31, 2013 to $11.9 million during the three months ended March 31, 2014, an increase of $1.6 million.  The increase is attributable to a higher amount of outstanding debt in 2014.  To fund a portion of the Company’s growth, the average debt balance during the three months ended March 31, 2014 increased approximately $164 million from the same period in 2013 from $1,025 million to $1,189 million.  The impact on interest expense from higher average debt balances was offset by a decrease in the weighted average effective interest rate of our outstanding debt from 4.05% for the three months ended March 31, 2013 to 3.99% for the three months ended March 31, 2014.

The Company reported net income attributable to the Company’s common shareholders of $3.0 million, or $0.02 per common share, in the first quarter of 2014, compared with a net loss attributable to the Company’s common shareholders of $1.9 million, or $0.01 per common share, in the first quarter of 2013.

Financing Activity

During the quarter, the Company sold 2.7 million common shares of beneficial interest through its “at-the-market” equity program at an average sales price of $17.34 per share, resulting in net proceeds of $46.2 million.  At March 31, 2014, the Company had 3.7 million shares available for issuance under the existing equity distribution agreements.

On May 1, 2014, HHF, an unconsolidated joint venture, obtained a $100 million loan secured by the 35 self-storage facilities owned by the venture.  There is no recourse to the Company.  The loan bears interest at 3.59% per annum and matures on April 30, 2021.  This financing completed the planned capital structure of HHF and the proceeds after closing costs were distributed proportionately to the partners.

Quarterly Dividend

On February 25, 2014, the Company declared a dividend of $0.13 per common share.  The dividend was paid on April 15, 2014 to common shareholders of record on April 1, 2014.

Also on February 25, 2014, the Company declared a dividend of $0.484375 for the 7.75% Series A Cumulative Redeemable Preferred Shares.  The dividend was paid on April 15, 2014 to holders of record on April 1, 2014.

2014 Financial Outlook

“We are raising our guidance based on a strong first quarter and solid operating fundamentals as we head into our summer rental season,” noted Chief Financial Officer Tim Martin.  “Our disciplined investment approach has yielded higher than expected levels of acquisition activity.  We continue to proactively raise equity capital through our ATM to fund our growth as we remain committed to our investment grade balance sheet objectives.”

The Company is adjusting its previously issued estimates as well as underlying assumptions, and now expects that its fully diluted FFO per share, as adjusted, estimates for 2014 will be between $0.99 and $1.02 (previously between $0.98 and $1.02), and its fully diluted net income per share estimates for the period will be between $0.08 and $0.11 (previously between $0.06 to $0.10).  The Company’s estimates are based on the following key assumptions:

•                  For 2014, a same-store pool consisting of 346 assets totaling 23.2 million square feet

•                  Same-store net operating income (“NOI”) growth of 6.5% to 7.5% over 2013 (previously 6.0% to 7.0%), driven by revenue growth of 5.25% to 6.25% (previously 5.0% to 6.0%) and expense growth of 3.0% to 3.75% (previously 3.0% to 4.0%)

•                  General and administrative expenses of approximately $27.5 million to $28.5 million

Due to uncertainty related to the timing and terms of transactions, the impact of future investment activity is excluded from guidance.  For 2014, the Company is targeting $250 million to $300 million of acquisitions (previously $150 million to $200 million).

2014 Full Year Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.08	to	$0.11
Plus: real estate depreciation and amortization	0.91		0.91
FFO per diluted share, as adjusted	$0.99	to	$1.02

The Company estimates that its fully diluted FFO, as adjusted, per share for the quarter ending June 30, 2014 will be between $0.25 and $0.26, and that its fully diluted earnings per share for the period will be between $0.02 and $0.03.

2nd Quarter 2014 Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.02	to	$0.03
Plus: real estate depreciation and amortization	0.23		0.23
FFO per diluted share, as adjusted	$0.25	to	$0.26

Conference Call

Management will host a conference call at 11:00 a.m. ET on Friday, May 2, 2014 to discuss financial results for the three months ended March 31, 2014.

A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.CubeSmart.com.  The dial-in numbers are 1-888-317-6016 for domestic callers, +1-412-317-6016 for international callers, and 1-855-669-9657 for callers in Canada.   After the live webcast, the call will remain available on CubeSmart’s website for 30 days.  In addition, a telephonic replay of the call will be available through June 1, 2014.  The replay dial-in numbers are 1-877-344-7529 for domestic callers, +1-412-317-0088 for international callers, and 1-855-669-9658 for callers in Canada.  The conference number is 10044146.

Supplemental operating and financial data as of March 31, 2014 is available on the Company’s corporate website under Investor Relations - Financial Information - Financial Reports.

About CubeSmart

CubeSmart is a self-administered and self-managed real estate investment trust.  The Company’s self-storage facilities are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers.  According to the 2014 Self-Storage Almanac, CubeSmart is one of the top four owners and operators of self-storage facilities in the United States.

Non-GAAP Performance Measurements

Funds from operations (“FFO”) is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance.  The April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (the “White Paper”), as amended, defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate and related impairment charges, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a key performance indicator in evaluating the operations of the Company’s facilities. Given the nature of its business as a real estate owner and operator, the Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States. The Company believes that FFO is useful to management and investors as a starting point in measuring its operational performance because it excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of real estate, gains on remeasurement of investment in real estate ventures, impairments of depreciable assets, and depreciation, which can make periodic and peer analyses of operating performance more difficult. Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies.  FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance. FFO does not represent cash generated from operating activities determined in accordance with GAAP and is not a measure of liquidity or an indicator of our ability to make cash distributions. We believe that to further understand our performance, FFO should be compared with our reported net income and considered in addition to cash flows computed in accordance with GAAP, as presented in our Consolidated Financial Statements.

FFO, as adjusted represents FFO as defined above, excluding the effects of acquisition related costs, gains or losses from early extinguishment of debt, and other non-recurring items, which we believe are not indicative of the Company’s operating results.

We define net operating income, which we refer to as “NOI,” as total continuing revenues less continuing property operating expenses.  NOI also can be calculated by adding back to net income (loss): interest expense on loans, loan procurement amortization expense, loan procurement amortization expense – early repayment of debt, acquisition related costs, equity in losses of real estate ventures, amounts attributable to noncontrolling interests, other expense, depreciation and amortization expense, general and administrative expense, and deducting from net income: income from discontinued operations, gains on disposition of discontinued operations, other income, gain from remeasurement of investment in real estate ventures and interest income.  NOI is not a measure of performance calculated in accordance with GAAP.

We use NOI as a measure of operating performance at each of our facilities, and for all of our facilities in the aggregate. NOI should not be considered as a substitute for operating income, net income, cash flows provided by operating, investing and financing activities, or other income statement or cash flow statement data prepared in accordance with GAAP.

Forward-Looking Statements

This presentation, together with other statements and information publicly disseminated by CubeSmart (“we,” “us,” “our” or the “Company”), contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause such differences, some of which could be material, include, but are not limited to:

•         national and local economic, business, real estate and other market conditions;

•         the competitive environment in which we operate, including our ability to raise rental rates;

•         the execution of our business plan;

•         the availability of external sources of capital;

•         financing risks, including the risk of over-leverage and the corresponding risk of default on our mortgage and other debt and potential inability to refinance existing indebtedness;

•         increases in interest rates and operating costs;

•         counterparty non-performance related to the use of derivative financial instruments;

•         our ability to maintain our status as a real estate investment trust (“REIT”) for federal income tax purposes;

•         acquisition and development risks;

•         increases in taxes, fees, and assessments from state and local jurisdictions;

•         risks of investing through joint ventures;

•         changes in real estate and zoning laws or regulations;

•         risks related to natural disasters;

•         potential environmental and other liabilities;

•         other factors affecting the real estate industry generally or the self-storage industry in particular; and

•         other risks identified in Item 1A of our Annual Report on Form 10-K and, from time to time, in other reports we file with the Securities and Exchange Commission (the “SEC”) or in other documents that we publicly disseminate.

Given these uncertainties, we caution readers not to place undue reliance on forward-looking statements.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise except as may be required in securities laws.

Contact:

CubeSmart

Charles Place

Director, Investor Relations

(610) 535-5700

CUBESMART AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

 (unaudited)

	March 31,	December 31,
	2014	2013

ASSETS
Storage facilities	$2,660,819	$2,553,706
Less: Accumulated depreciation	(419,460)	(398,536)
Storage facilities, net (including VIE assets of $41,624 and $34,559, respectively)	2,241,359	2,155,170
Cash and cash equivalents	3,235	3,176
Restricted cash	3,964	4,025
Loan procurement costs, net of amortization	12,086	12,687
Investment in real estate venture, at equity	154,467	156,310
Other assets, net	27,420	27,256
Total assets	$2,442,531	$2,358,624

LIABILITIES AND EQUITY
Unsecured senior notes	$500,000	$500,000
Revolving credit facility	70,600	38,600
Unsecured term loans	400,000	400,000
Mortgage loans and notes payable	226,025	200,218
Accounts payable, accrued expenses and other liabilities	49,627	57,599
Distributions payable	20,321	19,955
Deferred revenue	13,567	12,394
Security deposits	387	376
Total liabilities	1,280,527	1,229,142

Noncontrolling interests in the Operating Partnership	38,807	36,275

Commitments and contingencies

Equity
7.75% Series A Preferred shares $.01 par value, 3,220,000 shares authorized, 3,100,000 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	31	31
Common shares $.01 par value, 200,000,000 shares authorized, 142,206,897 and 139,328,366 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	1,422	1,393
Additional paid-in capital	1,589,994	1,542,703
Accumulated other comprehensive loss	(10,360)	(11,014)
Accumulated deficit	(459,335)	(440,837)
Total CubeSmart shareholders’ equity	1,121,752	1,092,276
Noncontrolling interests in subsidiaries	1,445	931
Total equity	1,123,197	1,093,207
Total liabilities and equity	$2,442,531	$2,358,624

CUBESMART AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

(unaudited)

	Three Months Ended March 31,
	2014	2013

REVENUES
Rental income	$75,714	$66,252
Other property related income	10,147	7,258
Property management fee income	1,406	1,145
Total revenues	87,267	74,655
OPERATING EXPENSES
Property operating expenses	32,290	29,161
Depreciation and amortization	28,115	28,982
General and administrative	6,569	7,613
Total operating expenses	66,974	65,756
OPERATING INCOME	20,293	8,899
OTHER (EXPENSE) INCOME
Interest:
Interest expense on loans	(11,871)	(10,272)
Loan procurement amortization expense	(541)	(476)
Acquisition related costs	(1,679)	(115)
Equity in losses of real estate venture	(1,369)	—
Other	(593)	(73)
Total other expense	(16,053)	(10,936)

INCOME (LOSS) FROM CONTINUING OPERATIONS	4,240	(2,037)

DISCONTINUED OPERATIONS
Income from discontinued operations	336	1,381
Gain from disposition of discontinued operations	—	228
Total discontinued operations	336	1,609
NET INCOME (LOSS)	4,576	(428)
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS
Noncontrolling interests in the Operating Partnership	(49)	35
Noncontrolling interest in subsidiaries	3	1
NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY	4,530	(392)
Distribution to preferred shareholders	(1,502)	(1,502)
NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS	$3,028	$(1,894)

Basic earnings (loss) per share from continuing operations attributable to common shareholders	$0.02	$(0.03)
Basic earnings per share from discontinued operations attributable to common shareholders	—	0.02
Basic earnings (loss) per share attributable to common shareholders	$0.02	$(0.01)

Diluted earnings (loss) per share from continuing operations attributable to common shareholders	$0.02	$(0.03)
Diluted earnings per share from discontinued operations attributable to common shareholders	—	0.02
Diluted earnings (loss) per share attributable to common shareholders	$0.02	$(0.01)

Weighted-average basic shares outstanding	140,219	132,951
Weighted-average diluted shares outstanding	142,774	132,951

AMOUNTS ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS:
Income (loss) from continuing operations	$2,697	$(3,476)
Total discontinued operations	331	1,582
Net income (loss)	$3,028	$(1,894)

Same-store facility results (346 facilities)

(in thousands, except percentage and per square foot data)

(unaudited)

	Three months ended March 31,		Percent
	2014	2013	Change

REVENUES
Net rental income	$69,748	$65,692	6.2%
Other property related income	7,625	6,638	14.9%
Total revenues	77,373	72,330	7.0%

OPERATING EXPENSES
Property taxes	7,885	7,802	1.1%
Personnel expense	7,382	7,343	0.5%
Advertising	1,274	1,453	-12.3%
Repair and maintenance	888	911	-2.5%
Utilities	3,205	2,839	12.9%
Property insurance	758	806	-6.0%
Other expenses	4,607	4,044	13.9%

Total operating expenses	25,999	25,198	3.2%

Net operating income (1)	$51,374	$47,132	9.0%

Gross margin	66.4%	65.2%

Period end occupancy (2)	89.5%	85.6%

Period average occupancy (3)	89.1%	85.1%

Total rentable square feet	23,167	23,167

Realized annual rent per occupied square foot (4)	$13.52	$13.33	1.4%

Scheduled annual rent per square foot (5)	$14.68	$14.34	2.4%

Reconciliation of Same-Store Net Operating Income to Operating Income

Same-store net operating income (1)	$51,374	$47,132
Non same-store net operating income (1)	5,024	429
Indirect property overhead (6)	(1,421)	(2,067)
Depreciation and amortization	(28,115)	(28,982)
General and administrative expense	(6,569)	(7,613)

Operating Income	$20,293	$8,899

(1)                                 Net operating income (NOI) is a non-GAAP (generally accepted accounting principles) financial measure that excludes from operating income the impact of depreciation and general & administrative expense.

(2)                                 Represents occupancy at March 31 of the respective year.

(3)                                 Represents the weighted average occupancy for the period.

(4)                                 Realized annual rent per occupied square foot is computed by dividing rental income by the weighted average occupied square feet for the period.

(5)                                 Scheduled annual rent per square foot represents annualized asking rents per available square foot for the period.

(6)                                 Includes property management income earned in conjunction with managed properties.

Non-GAAP Measure — Computation of Funds From Operations

(in thousands, except per share data)

(unaudited)

	Three months ended
	March 31,
	2014	2013

Net income (loss) attributable to the Company’s common shareholders	$3,028	$(1,894)

Add (deduct):
Real estate depreciation and amortization:
Real property - continuing operations	27,710	28,612
Real property - discontinued operations	—	907
Company’s share of unconsolidated real estate ventures	3,240	—
Gains from sale of real estate	—	(228)
Noncontrolling interests in the Operating Partnership	49	(35)

FFO	$34,027	$27,362

Add:
Acquisition related costs	1,679	115

FFO, as adjusted	$35,706	$27,477

Earnings (loss) per share attributable to common shareholders - basic	$0.02	$(0.01)
Earnings (loss) per share attributable to common shareholders - fully diluted	$0.02	$(0.01)
FFO per share and unit - fully diluted	$0.23	$0.20
FFO, as adjusted per share and unit - fully diluted	$0.25	$0.20

Weighted-average basic shares outstanding	140,219	132,951
Weighted-average diluted shares outstanding	142,774	132,951
Weighted-average diluted shares and units outstanding	145,043	137,738

Dividend per common share and unit	$0.13	$0.11
Payout ratio of FFO, as adjusted	52%	55%